SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
current report
pursuant to section 13 or 15(d) of the
securities exchange act of 1934
Date of Report (date of earliest event reported):  October 31, 2007
American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
American Greetings Corporation (“American Greetings”) maintains a Supplemental Executive Retirement Plan (the “SERP”) under which it provides retirement benefits to all of its domestic executive officers, including each of its named executive officers. To, among other things, ensure the SERP complies with Section 409A of the Internal Revenue Code as added by the American Jobs Creation Act of 2004, effective October 31, 2007, the SERP was amended and restated to clarify and make more mechanical provisions governing when and to whom payments are to be made, including (1) mandating that payments to participants with a vested benefit must begin on the later of their attaining age 55 and separating from service (previously, participants were required to elect when payment would begin within 30 days of becoming a participant), (2) clarifying the eligible beneficiaries of a participant’s plan benefit, and (3) requiring the lump sum payment of a participant’s benefit if he or she dies before benefits have commenced. In addition, the SERP was amended to authorize American Greetings to make a one-time offer to each participant who is no longer employed by American Greetings but is either currently receiving payments under the SERP or has a deferred vested benefit under the SERP to receive a lump sum cash payment in 2008 in satisfaction of all future benefit payments under the SERP. Only retired officers are eligible to receive a lump sum cash payment; therefore, none of American Greetings’ current executive officers are eligible to receive a payout under this offer. The amendment and restatement to the SERP also incorporated the terms of the First Amendment to the SERP that was adopted effective January 1, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice
President, General Counsel and Secretary

Date:  November 5, 2007